EXHIBIT 10.8

DATED 26 August 2004

(1)	NORWICH UNION INSURANCE LIMITED

(2)	EXLSERVICE HOLDINGS, INC

GUARANTEE AND INDEMNITY

LIST OF CONTENTS

Clause		Page
1	DEFINITIONS AND INTERPRETATION

2	GUARANTEE AND INDEMNITY

3	PAYMENTS

4	REPRESENTATIONS AND WARRANTIES

5	COVENANTS

6	GENERAL PROVISIONS

7	LAW, JURISDICTION AND SERVICE

GUARANTEE AND INDEMNITY

Dated: 26 August 2004

BETWEEN:

(1)	Norwich Union Insurance Limited, a company registered in England with registered number 99122 and whose registered office is at Surrey Street, Norwich NR1 3NG (the “Guarantor”); and

(2)	Exlservice Holdings, Inc, a company registered in the State of Delaware and whose principal office is at 350 Park Avenue, 10th Floor, New York, NY10022 (“EXL Holdings (US)”).

1	DEFINITIONS AND INTERPRETATION

In this Deed, unless inconsistent with the context or otherwise specified:

1.1	the following expressions shall have the following meanings:

“Client”	:	Norwich Union Customer Services (Singapore) Pte Ltd, a company registered in Singapore with registered number 20030345R whose registered office is at 4 Shenton Way, #27-02 SGX Centre 2, Singapore 068807;

“this Deed”	:	this Guarantee and Indemnity, as varied from time to time in accordance with its terms;

“Guaranteed Obligations”	:	the due and punctual discharge by the Client of all its payment obligations under or in connection with the Relevant ISWO or the ISFA (insofar as those obligations relate to a Relevant ISWO) including, for the avoidance of doubt, any obligations of the Client to pay damages or compensation to EXL Holdings (US) pursuant to the ISFA;

“ISFA”	:	the Insurance Services Framework Agreement dated the same day as this Deed between the Client and EXL Holdings (US);

“Relevant ISWO”	:	any Insurance Services Work Order entered into between the Client and EXL Holdings (US) pursuant to the ISFA and whether entered into prior to, or on or about the date of this Deed or subsequently and which identifies the Guarantor as the “Client UK” for the purposes of that Work Order;

“Umbrella Agreement”	:	an agreement between the Client, EXL Holdings (US), EXL India and SPV dated the same day as this Deed.

1.2	references to clauses are to clauses of this Deed;

1.3	words importing gender include each gender;

1.4	references to persons include bodies corporate, firms and unincorporated associations and that person’s legal personal representatives and successors;

1.5	the singular includes the plural and vice versa;

1.6	clause headings are included for the convenience of the Parties only and do not affect its interpretation;

1.7	references to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall be construed as including references to the corresponding provisions of any earlier legislation directly or indirectly amended, consolidated, extended or replaced by those statutory provisions or re-enacted and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

1.8	references to any English legal or accounting term for any action, remedy, method or judicial proceeding, legal or accounting document, legal or accounting status, insolvency proceeding, event of incapacity, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept, practice or principle or thing shall in respect of any jurisdiction other than England be deemed to include what most approximates in that jurisdiction to the English legal or accounting term concerned; and

1.9	any undertaking by either of the parties not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing.

2	GUARANTEE AND INDEMNITY

2.1	In consideration of EXL Holdings (US) agreeing to enter into each Relevant ISWO the Guarantor unconditionally and guarantees to EXL Holdings (US) the Guaranteed Obligations and promises to pay on demand each sum which the Client is liable to pay in respect of the Guaranteed Obligations in the event that the Client does not so pay PROVIDED THAT the total amounts recoverable by EXL Holdings (US) from the Guarantor in respect of the Guaranteed Obligations shall not exceed £18,000,000 (eighteen million pounds sterling).

2.2	Without prejudice to the rights of EXL Holdings (US) against the Client as primary obligor, the Guarantor shall be deemed a principal debtor in respect of its obligations under this Deed and not merely a surety and, accordingly, the Guarantor shall not be discharged nor shall its liability hereunder be affected by any act or thing or means whatsoever by which its said liability would not have been discharged if it had been a principal debtor.

2.3	Save as provided in clause 2.1 above and clauses 2.6, 2.7 and 2.8 below, this Deed shall be a continuing guarantee. EXL Holdings (US) may make claims and demands under this Deed without limit of number.

2.4	The Guarantor’s liability to EXL Holdings (US) under this Deed shall not be discharged, impaired or affected by reason of:

2.4.1	Any amendment to or variation of the terms of any Relevant ISWO or the ISFA unless such amendment or variation expressly provides for the discharge, waiver or reduction of the Client’s liability in respect of a Guaranteed Obligation;

2.4.2	any intermediate payment or discharge of the Client’s obligations to EXL Holdings (US) under the Relevant ISWO or of any of the Guaranteed Obligations hereunder;

2.4.3	any time, waiver or indulgence which EXL Holdings (US) may grant to or composition EXL Holdings (US) may enter into with the Client or any other person;

2.4.4	any legal limitation, disability or incapacity or other circumstances relating to the Client, or any amendment to or variation of any of the terms of the Relevant ISWO or the ISFA or of any Guaranteed Obligation;

2.4.5	any defect in the obligations of the Client;

2.4.6	the liquidations, dissolution, amalgamation, reconstruction or reorganization of the Client or the appointment of a receiver, administrative receiver or administrator or any of the Client’s assets (or the equivalent of any of such matters occurring in any other jurisdiction) or the occurrence of any circumstance affecting the liability of the Client to discharge any Guaranteed Obligation;

2.4.7	any compromise or arrangement sanctioned under the Insolvency Act 1986 or Section 425 of the Companies Act 1985 (whether EXL Holdings (US) has agreed to such compromise or arrangement or not) and where by virtue of any such compromise or arrangement the liability of the Client to EXL Holdings (US) or any part of such liability is transferred to any other person this Deed shall take effect as if the expression the “Client” included such other person;

2.4.8	any agreement with the Client and EXL Holdings (US) whereby any person assumes all or any part of the liability of the Client to EXL Holdings (US) in substitution for the Client in which case this Deed shall take effect as if the expression the “Client” included such person; or

2.4.9	any other act, omission, matter or circumstance whereby, but for this provision, the Guarantor would or might be discharged (in whole or in part) from liability under this Deed notwithstanding that the same may have been known to or discoverable by EXL Holdings (US).

2.5	The Guarantor hereby agrees to indemnify EXL Holdings (US) upon demand against all losses, claims, costs, charges, and expenses (and any taxes thereon) to which it may be subject or which it may incur whilst acting in good faith under or pursuant to the Relevant ISWO or this Deed as a result of any default by the Client in performing any Guaranteed Obligation or by the Guarantor in performing this Deed.

2.6	Notwithstanding anything to the contrary, this Deed shall terminate:

2.6.1	in the event that the ISFA is terminated for whatever reason and all the Guaranteed Obligations have been paid to EXL Holdings (US); or

2.6.2 in accordance with clause 3.5 of the Umbrella Agreement on the termination of that Agreement.

2.7	At any time after the termination of the ISFA for any reason, the Guarantor shall be entitled to serve written notice on EXL Holdings (US) stating that it reasonably believes that all of the Guaranteed Obligations to have been discharged. Within 30 days of receipt of such notice EXL Holdings (US) shall serve a reply on the Guarantor, specifying in as much detail as it is reasonably able to give, which of the Guaranteed Obligations is still outstanding, failing which this Deed, and all of the Guarantor’s obligations hereunder, shall forthwith terminate.

2.8	The Guarantor shall not be liable for any claim for payment due under this Deed unless EXL Holdings (US) has given written notice of such claim to the Guarantor within 12 months of the termination for whatever reason, of the Relevant, ISWO to which such claim relates or within 12 months of the termination for whatever reason of the ISFA.

3	PAYMENTS

3.1	All payments made by or on behalf of the Guarantor hereunder shall be made:

3.1.1	without set-off or counterclaim or any condition or restriction; and

3.1.2	free and clear of any withholding or deduction on account of any taxes

If the Guarantor is compelled by law to make such withholding or deduction, the amounts payable by it shall be increased to such extent that the net amounts received by EXL Holdings (US) after such withholding or deductions shall equal the full amount provided for in this Deed. The Guarantor shall account to the appropriate authority for any taxes withheld or deducted and shall not later that 30 days after each deduction and/or withholding provide EXL Holdings (US) with such evidence that it has done so as may be required by EXL Holdings (US). If payment of any amount by the Guarantor under this Deed is initially made on the basis that it is not subject to taxes in the hands of EXL Holdings (US) and it is subsequently determined that it is, or vice versa, such adjustment shall be made between EXL Holdings (US) and the Guarantor as EXL Holdings (US) shall determine to be appropriate in order to restore its after-tax position to that which it would have been had the adjustment not been necessary.

3.2	All payments due under this Deed to EXL Holdings (US) shall be calculated and made in immediately available funds in the currency and the manner provided for in the ISFA.

4.	REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to EXL Holding (US) that it has full power, authority and right to enter into and carry out its obligations hereunder and that this Deed constitutes the valid, legally binding and enforceable obligations of the Guarantor.

5	COVENANTS

The Guarantor agrees, acknowledges and declares that:

5.1	if any payment received by EXL Holdings (US) in respect of monies due or owing to EXL Holdings (US) from the Client shall, on the subsequent insolvency or liquidation of the Client be avoided under any laws relating to bankruptcy, insolvency or liquidation and the amount thereof repaid by EXL Holdings (US), such payment shall not be considered as discharging or diminishing the liability of the Guarantor and this Deed shall continue to apply as if such payment has at all times remained owing by the Client to EXL Holding (US) and the Guarantor shall indemnity EXL Holdings (US) in respect thereof; and

5.2	after demand has been made by EXL Holdings (US) hereunder and until the amount so demanded has been paid in full EXL Holdings (US) may take such actions as it (in its own discretion) considers appropriate against the Client or otherwise to recover all sums due and payable to it under the Guaranteed Agreements, the Guarantor however remaining liable under this Deed for performance of the Guaranteed Obligations.

6	GENERAL PROVISIONS

6.1	A certificate or determination of EXL Holdings (US) as to the money and liabilities for the time being due to or incurred bye EXL Holding (US) and payable by the Guarantor under this Deed shall be conclusive (save in the case of manifest error) of the liability of and binding upon the Guarantor.

6.2	This Deed shall be binding upon the Guarantor and its successors. However, the Guarantor shall not be able to assign its obligations hereunder to any other person without the prior consent of EXL Holdings (US), such consent not to be unreasonably withheld or delayed in the case of assignment to any Associated Company (as that term is defined in the Umbrella Agreement) having a net asset value which is not more that 20% less than the net asset value of the Guarantor at the relevant time.

6.3	EXL Holdings (US) may not without the prior specific written approval of the Guarantor (which in its absolute discretion the Guarantor shall be entitled to withhold), assign or transfer any of its rights or obligations under this Deed to any of the companies listed in Schedule 8 of the ISFA or any holding company, subsidiary or other subsidiary of a holding company of company listed therein:-

6.4	No delay or failure by the Guarantor to exercise any of its powers, rights or remedies under this Deed shall operate as a waiver of them, not shall any single or partial exercise of any such powers, rights or remedies preclude any other of further exercise of them. The remedies provided in this Deed are cumulative and not exclusive of any remedies provided by law. No waiver by the parties of any provision of this Deed shall be deemed to be a waiver of any subsequent breach of that of any other provision of this Deed.

6.5	Save as provided in clause 2.7, no failure by EXL Holdings (US) to give any notice which it is otherwise required to give under this Deed of in respect of any of the Guaranteed Obligations shall affect of impair the liability of the Guarantor to EXL Holdings (US) under this Deed.

6.6	If any term or provision hereof shall be determined to be or become invalid, illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain valid and effective and shall be enforceable to the fullest extent permitted by law.

6.7	Any notice or other communication to be given under this Deed shall either be delivered by hand or sent by first class post pre-paid recorded delivery (or by air mail if overseas) or by a generally recognised international courier service (with relevant fees prepaid) or by facsimile transmission (proved that, in the case of facsimile transmission, the notice is confirmed by being delivered by hand or sent by first class post or by a resognised international courier service within two Business Days after transmission) as follows:

6.7.1	for the Guarantor to:

Title :	Finance Director

Address:	Norwich Union Insurance Limited
Surrey Street
Norwich NR1 3NG

Fax Number:	01603 685631

6.7.2	for EXL Holdings (US) to:

Name:	Rohit Kapoor, President and CFD

Address:	350 Park Avenue
10th Floor
New York
NY 10022

A Party may change the address or facsimile number or the name of the person for whose attention notices are to be addressed by serving a notice on the other.

6.8	In the absence of evidence of earlier receipt, all notices shall be deemed to have been served:

6.8.1	If delivered by hand, at the time of delivery;

6.8.2	If sent by post within the UK, two Business Days after the envelope containing it was posted;

6.8.3	If sent by international post, seven Business Days after the envelope containing it was posted;

6.8.4	If sent (with relevant fees prepaid) by a generally recognised international courier service, three Business Days after the envelope containing it was delivered to the relevant international courier; and

6.8.5	If sent by facsimile, on completion of transmission;

provided that where such delivery if transmission occurs after 5.00 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 am on the next following Business Day.

6.9	Any waiver by EXL Holdings (US) of any of the terms of this Deed or any consent given by EXL Holdings (US) under this Deed shall only be effective if given in writing and then only for the purpose for which and upon the terms under which it is given.

6.10	The rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time as often as EXL Holdings (US) may (in its absolute discretion) consider expedient.

7	LAW, JURISDICTION AND SERVICE

7.1	This Agreement is governed by and shall be construed in accordance with English law.

7.2	Any dispute or difference arising out of or in connection with this Deed shall be determined by the appointment of a single arbitrator to be agreed between the Parties, or failing agreement within fourteen days, after either Party has given to the other a written request to concur in the appointment of an arbitrator, by an arbitrator to be appointed by the President, Vice President or Registrar of the London Court of International Arbitration (“LCIA”) and such arbitration shall be conducted in accordance with the order of the LCIA.

IN WITNESS whereof this Deed has been executed and delivered on the day and year first above written

EXECUTED AS A DEED on behalf of Guarantor )	[ILLEGIBLE] Authorised Signatory
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)	[ILLEGIBLE]
)	Authorised Signatory [ILLEGIBLE]

EXECUTED AS A DEED on behalf of EXL Holdings (US) )	Director
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)	Director/Secretary